QuickLinks -- Click here to rapidly navigate through this document

Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated March 10, 2010 with respect to the consolidated financial statements and Schedule 12-14 of Main Street Capital Corporation contained in Post- Effective Amendment No. 5 to the Registration Statement and Prospectus. We have also issued our report dated March 10, 2010 with respect to the schedule of Senior Securities of Main Street Capital Corporation which was previously filed as an exhibit to the Registration Statement. We consent to the use of the aforementioned reports in Post- Effective Amendment No. 5 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

Houston, Texas
June 17, 2010

QuickLinks

  Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM